Exhibit 99.1

Career Education Corporation to Become Perdoceo Education Corporation

New name reflects organizational commitment “to teach” and focus on student outcomes

Schaumburg, Ill. (December 18, 2019) – Career Education Corporation (NASDAQ: CECO), a provider of postsecondary education programs, today announced that the company will change its name to Perdoceo Education Corporation effective January 1, 2020.  In conjunction with the name change, the company will begin trading under the new Nasdaq ticker symbol, PRDO, on Thursday, January 2, 2020. In addition, the company’s common stock will trade under a new CUSIP number, 71363P106, beginning on Thursday, January 2, 2020.

The company’s new name in Latin means “to teach, inform, or instruct thoroughly” and reflects our evolution as an education company committed through its academic institutions to providing a quality education to students.

“I am pleased to be announcing this new era for our organization,” said Todd Nelson, CEO of Career Education Corporation. “We’ve spent the last several years transforming our organization around our two universities. We have entered the next phase of our journey with the responsible teach-out of our career schools complete and our shift to primarily online universities. Perdoceo will continue to execute against our strategic priorities with a shared vision of innovation, sustainable and responsible growth, and enhanced student experiences.”

The internet address for the company’s corporate website will change from www.careered.com to www.perdoceoed.com on January 1, 2020.

About Career Education Corporation

Career Education’s academic institutions offer a quality education to a diverse student population in a variety of disciplines through online, campus-based and blended learning programs. Our two regionally accredited universities – Colorado Technical University (“CTU”) and American InterContinental University (“AIU”) – provide degree programs through the master’s or doctoral level as well as associate and bachelor’s levels. Both universities predominantly serve students online with career-focused degree programs that are designed to meet the educational needs of today’s busy adults. CTU and AIU continue to show innovation in higher education, advancing new personalized learning technologies like their intellipath® adaptive learning platform. Career Education is committed to providing quality education that closes the gap between learners who seek to advance their careers and employers needing a qualified workforce.

A listing of university locations and web links to these institutions can be found at www.careered.com.

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CONTACT

Investors:

Alpha IR Group

Chris Hodges or Chris Donovan

(312) 445-2870

CECO@alpha-ir.com

or

Media:

Career Education Corporation

(847) 585-2600

media@careered.com

Source: Career Education Corporation